EXHIBIT 5.1
                                  LAW OFFICES
                       HONIGMAN MILLER SCHWARTZ AND COHN
               A PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS
                         2290 FIRST NATIONAL BUILDING
                         DETROIT, MICHIGAN 48226-3583



                              October 3, 1996



Arbor Drugs, Inc.
3331 W. Big Beaver Road
Troy, Michigan 48084

Ladies and Gentlemen:

      As counsel to Arbor Drugs, Inc., a Michigan corporation (the "Company"), we have reviewed the Registration Statement on Form S- 8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of a maximum of 2,000,000 shares of the Company's Common Stock, par value $.01 per share (the "Common Shares"), issued or to be issued pursuant to the Arbor Drugs, Inc.
1996 Stock Option Plan (the "Plan).

      Based upon our examination of such documents and other matters as we deem relevant, it is our opinion that the Common Shares to be offered by the Company under the Plan pursuant to the Registration Statement have been duly authorized and, when issued and sold by the Company in accordance with the Plan and the stock options granted and exercised thereunder, will be legally issued, fully paid and nonassessable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement under the caption "Interests of Named Experts and Counsel". In giving such consents, we do not admit hereby that we come within the category of person whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

                              Very truly yours,

                              /s/ HONIGMAN MILLER SCHWARTZ AND COHN

                              HONIGMAN MILLER SCHWARTZ AND COHN